Exhibit 11(a)
DRINKER BIDDLE & REATH LLP
One Logan Square
Suite 2000
Philadelphia, PA 19103-6996
215-988-2700
Fax: 215-988-2757
www.dbr.com
August 9, 2011
Highland Funds II
NexBank Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240
Ladies and Gentlemen:
     We are delivering this opinion to Highland Funds II (the “Trust”), a Massachusetts business trust, in connection with the proposed acquisition by the Highland Trend Following Fund, a series of the Trust, of substantially all of the assets and liabilities of the Incline Capital Trend Following Fund, a series of Northern Lights Fund Trust, in exchange for shares of the Highland Trend Following Fund.
     The aforementioned proposed acquisition is referred to herein as the “Reorganization.” This opinion relates to shares of beneficial interest of the Trust (the “Shares”) (par value $.001 per Share) to be issued in the Reorganization and is furnished in connection with the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”).
     We are familiar with the proceedings of the Trust in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Trust’s Declaration of Trust, as amended, its By-Laws, resolutions adopted by its Board of Trustees, the Registration Statement and the combined proxy statement and prospectus (the “Proxy Statement and Prospectus”) contained therein, and such other legal and factual matters as we have considered necessary to render the opinion hereinafter set forth.
     In our examination, we have assumed that: (i) all documents submitted to us as originals are authentic, the signatures thereon are genuine and the persons signing the same were of legal capacity; (ii) all documents submitted to us as certified or photostatic copies conform to the original documents and that such originals are authentic; and (iii) all certificates of public officials upon which we have relied have been duly and properly given and that any public records reviewed by us are complete and accurate.
     This opinion is based exclusively on the laws of The Commonwealth of Massachusetts and the federal law of the United States of America. We have relied on an opinion of Ropes & Gray LLP insofar as our opinion relates to matters arising under the laws of The Commonwealth of Massachusetts.
     On the basis of, and subject to, the foregoing and such other considerations as we deem relevant, we are of the opinion that upon the prior satisfaction of the conditions contained in the Agreement and Plan of Reorganization, a copy of which is set forth in the Proxy Statement and Prospectus constituting a part of the Registration Statement, the Shares, when issued pursuant to the Agreement and Plan of Reorganization and in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable by the Trust.
     The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust. The Declaration of Trust provides for indemnification out of the property of the Trust for all legal and other expenses reasonably incurred by any shareholder of the Trust held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder incurring financial loss on account of being a shareholder is limited to circumstances in which the Trust itself would be unable to meet its obligations.
     This opinion is solely for the use of the Trust and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval. This opinion is limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under section 7 of the Securities Act of 1933, and in consenting to the filing of this opinion as an exhibit to the Registration Statement we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under section 7 or under the rules and regulations of the Securities and Exchange Commission issued thereunder.
Very truly yours,
/s/ Drinker Biddle & Reath LLP

DRINKER BIDDLE & REATH LLP